EXHIBIT 12

AEP TRANSMISSION COMPANY, LLC AND SUBSIDIARIES
Computation of Consolidated Ratios of Earnings to Fixed Charges
(in millions except ratio data)

						Twelve	Nine
						Months	Months
	Years Ended December 31,					Ended	Ended
	2013	2014	2015	2016	2017 (a)	9/30/2018 (a)	9/30/2018 (a)
EARNINGS
Income Before Income Taxes	$60.8	$137.3	$193.0	$286.8	$412.9	$400.2	$307.9
Fixed Charges (as below)	18.4	32.6	52.5	62.0	89.9	106.6	80.6
Total Earnings	$79.2	$169.9	$245.5	$348.8	$502.8	$506.8	$388.5

FIXED CHARGES
Interest Expense	$9.9	$21.4	$34.6	$46.0	$70.2	$80.5	$60.7
Credit for Allowance for Borrowed Funds Used During Construction	8.4	11.1	17.7	15.7	19.1	25.5	19.4
Estimated Interest Element in Lease Rentals	0.1	0.1	0.2	0.3	0.6	0.6	0.5
Total Fixed Charges	$18.4	$32.6	$52.5	$62.0	$89.9	$106.6	$80.6

Ratio of Earnings to Fixed Charges	4.30	5.21	4.67	5.62	5.59	4.75	4.82

a.
Amounts presented reflect the revisions made to AEP Transmission Company LLC’s previously issued financial statements.  For additional details on these revisions, see Note 1 - Significant Accounting Matters within the 2018 Third Quarter Form 10-Q.